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                                                                     EXHIBIT 5.2

               [Luce, Forward, Hamilton & Scripps LLP Letterhead]


May 7, 2003


GunnAllen Financial, Inc.
1715 North Westshore Blvd.
Suite 700
Tampa, Florida 33607

Re:      REDLINE PERFORMANCE PRODUCTS, INC.

Gentlemen:

We have acted as patent and trademark counsel to Redline Performance Products, Inc., a Minnesota corporation (the "Company"), in connection with the patent and trademark matters described in the Company's Registration Statement (No. 333-102529) on Form SB-2, filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, and as amended, on May 7, 2003 (the "Registration Statement"). We are rendering this opinion to you, GunnAllen Financial, Inc. ("Underwriter"), pursuant to Section 8(f) of an Underwriting Agreement dated May __, 2003, between you and the Company relating to the sale of up to 2,300,000 shares of the common stock of the Company, par value $0.01 per share (the "Underwriting Agreement").

"Patent" or "Patents" in this opinion letter shall mean the patents or patent applications listed in Section 1.1(c) or on Schedule 1 to this opinion letter. "Trademark" or "Trademarks" in this opinion letter shall mean the trademark or trademark application, listed in Section 1.1(c) or on Schedule 1 to this opinion letter. "IP Matters" shall mean the Patents and Trademarks, collectively.

1.       Factual Examination.

         1.1 Company Documents. In preparing this opinion, we have examined originals or copies identified to us by the Company as being, or otherwise believed by us to be, true copies of the following documents (collectively, the "Company Documents"):

                  (a) the sections of the Registration Statement and the Company's final Prospectus in the form filed with the SEC on May __, 2003 (the "Prospectus") entitled, (i) "Prospectus Summary - Redline Performance Products, Inc. - Our Snowmobiles," (ii) "Risk Factors - Risks Related to Our Company - 'Protecting our intellectual property in our technology through patents may be costly and ineffective and if we are not able to protect our intellectual property, we may not be able to compete effectively in our markets, which could result in lower than expected sales and harm our competitive position' and - 'We may not be able to build brand



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GunnAllen Financial, Inc.
May 7, 2003
Page 2

loyalty because our trademarks and trade names may not be protected, which could harm our competitive position and impair our ability to generate revenues," and
(iii) "Business - 'Technology' and - 'Intellectual Property'," insofar as such sections pertain to the Company's IP Matters (collectively, the "IP Discussions");

                  (b) a certificate executed by the Chief Executive Officer and Vice President of the Company, dated May __, 2003 (the "Officers' Certificate");

                  (c) the issued Patents (U.S. Patent 6,263,991, and Canadian Patent 2,300,342), as of the date of this opinion letter, and the registered Trademarks (U.S. Trademark Registration Numbers: 2,529,633; 2,524,761; 2,408,729; 2,377,974; 2,496,984), as of the date of this opinion letter; and

                  (d) the original patent and trademark applications filed with the United States Patent and Trademark Office listed on Schedule 1 to this opinion letter, and the responses filed with the United States Patent and Trademark Office listed on Schedule 1 to this opinion letter.

         1.2 Scope of Opinion; Certain Assumptions, Qualifications, and Limitations.

                  (a) In preparing this opinion, (i) we have examined, and relied upon, only the Company Documents; (ii) we have not conducted any independent factual investigation of the title to or validity of any intellectual property rights described, or referred to, in the Company Documents; and (iii) we have conducted no search of the SEC records (except for the Company Documents) or of any patent prior art or prior trademark rights relevant to any of the IP Matters, nor have we made any evaluations thereof or any inquiries of any securities holders or any employees of the Company with respect to any patent prior art or prior trademark rights.

                  (b) In rendering this opinion, we have assumed without independent verification and with your permission (i) the conformity to authentic original documents of all documents submitted to, or reviewed by, us as copies; (ii) the accuracy, completeness and authenticity of certificates and files of public agencies and officials that we have reviewed; and (iii) that the certificates and records of public officials dated as of an earlier date are still accurate as of the date hereof.

                  (c) Whenever a statement set forth below in Section 2 is qualified by the phrase "to our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it means that with your specific knowledge and consent: (i) we have conducted no independent investigation of the matters set forth in connection therewith (including, without limitation, no search of dockets, court, administrative tribunal or other records or other matters); (ii) we have not conducted a litigation search, a validity or patentability search or analysis, a search of United States Patent and Trademark Office records or records of any foreign patent or trademark office, or other search or investigation with respect to any pending items of litigation, infringement or orders or decrees; (iii) with respect to factual matters we have relied solely upon the Officers' Certificate; and (iv) no inference as to our knowledge of



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GunnAllen Financial, Inc.
May 7, 2003
Page 3

the existence or absence of facts or other matters should be drawn from the fact of our representation on any other matter; provided, however, that during and in the course of our representation of the Company in connection with the IP Matters, no information has come to the attention of the specific attorneys who rendered legal services in connection with that representation (namely, Mitchell Brook and Peter Martinez) as of the date hereof which gives us current actual knowledge to the contrary to the statement so qualified.

                  (d) This opinion relates solely to the patent and trademark laws of the United States of America and the State of California. We express no opinion with respect to laws becoming effective after the date hereof or the effect or applicability of the laws of other jurisdictions.

                  (e) This opinion relates only to matters discussed herein as of the date hereof, and we express no opinion with respect to any transaction, transfer, conveyance, obligation or performance occurring after the date hereof. We disclaim any obligation to advise you of any events occurring or coming to our attention or any developments in areas covered by this opinion that occur after the date hereof.

                  (f) We express no opinion as to: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, liquidation, receivership, assignment for the benefit of creditors, fraudulent conveyance or transfer, marshaling and other laws relating to or affecting the rights and remedies of creditors generally or relating to equitable principles of general application, including but not limited to, those matters set forth specifically herein; and (ii) (1) compliance with or the effect of any (a) securities laws or regulations, including the effect of federal and state securities laws; (b) income tax, franchise or other laws, rules or regulations relating to taxation, or (c) export control, trade regulation or antitrust laws; (2) the accuracy or effect of any matter of fact or law set forth in the Company Documents, except to the extent that any such matter is also set forth as part of our opinion below; or
(3) any documents (including exhibits to the Company Documents, except for exhibits to the documents listed in Section 1.1(d) above) or the effect thereof other than the Company Documents.

2. Opinion. On the basis of our examination, and in reliance thereon and on our consideration of such other matters of fact and questions of law we consider relevant in the circumstances, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that:

         2.1 To our knowledge, the statements in the IP Discussions, insofar as such statements and references constitute matters governed under patent and trademark laws of the United States of America or legal conclusions thereunder, are accurate and fairly present such matters of law and legal conclusions.

         2.2 To our knowledge, the IP Discussions do not contain any untrue statement of a material fact, or omit to state a material fact, with respect to the IP Matters.




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GunnAllen Financial, Inc.
May 7, 2003
Page 4

         2.3 To our knowledge, the United States Patents and Trademarks were properly prepared and filed in accordance with all applicable legal and procedural requirements, all annuity, maintenance and other necessary fees have been timely paid and we are not aware of any facts that could form a basis for a successful challenge to the validity or enforceability of any issued Patent or registered Trademark.

         2.4 To our knowledge, the Patents and Trademarks are solely owned by, or licensed to, the Company.

         2.5 To our knowledge, there are no material pending or threatened legal or governmental proceedings relating to the Patents or Trademarks (other than the patent and trademark application proceedings themselves) to which the Company is subject, other than as stated herein.

         2.6 To our knowledge, no third parties have asserted any ownership rights in any of the Patents or Trademarks.

         2.7 To our knowledge, the Company has received no notice challenging the validity or enforceability of any of the Patents or Trademarks.

         2.8 To our knowledge, the Company has received no notice of infringement with respect to any patent or trademark owned by a third party.

This opinion is furnished by us, as of the date hereof, as patent and trademark counsel to the Company in connection with the Underwriting Agreement and may not be delivered to, exhibited, quoted, or relied upon by any person other than you, or for any other purpose without our prior written consent. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to this firm under the captions "Legal Matters" and "Experts" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/  Luce, Forward, Hamilton & Scripps LLP

Luce, Forward, Hamilton & Scripps LLP



cc:  Willem F. Gadiano, Esq.



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GunnAllen Financial, Inc.
May 7, 2003
Page 5

                                   SCHEDULE 1


                               PATENT APPLICATIONS

                TITLE                                   APP. DATE
                -----                                   ---------

Patent App. (US):  SNOWMOBILE SUSPENSION             February 10, 2000

Patent App. (US):  SNOWMOBILE DRIVE TRAIN            March 13, 2001

Patent App. (US):  SNOWMOBILE EXHAUST SYSTEM         April 30, 2001

Patent App. (US):  SNOWMOBILE SUSPENSION             July 23, 2001


                             TRADEMARK APPLICATIONS

          MARK               APP. DATE      APP. NO.
          ----               ---------      --------
     954 REVOLUTION           9/24/99      75/808,530

Remarks mailed May 10,
2000

      INDEPENDENCE           11/02/00      76/158,407

Response to Office
Action No. 1 mailed
April 25, 2001

         PATRIOT             11/02/00      76/158,380

         REDLINE              11/7/00      76/161,294

Response to Office
Action No. 1 mailed May
3, 2001

          T-15               12/13/00      76/180,086